PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To prospectus dated March 23, 2011)	Registration No. 333-162866

2,771,909 SHARES OF COMMON STOCK, $2.50 PAR VALUE

OFFICEMAX

INCORPORATED

This prospectus supplement supplements the prospectus dated March 23, 2011, relating to the resale of 2,771,909 shares of our common stock to allow our master trust (the “Selling Stockholder”), which is the funding vehicle for the Company’s six tax-qualified employee pension benefit plans (the “Plans”), to resell, from time to time, shares of our common stock that we contributed as a voluntary, excess contribution to the Selling Stockholder. Since the date that we contributed such shares to the Selling Stockholder, the Selling Stockholder has sold 5,559,813 of the 8,331,722 shares contributed to the Selling Stockholder, and the 2,771,909 shares specified above represents the number of shares remaining to be sold. This prospectus supplement should be read in conjunction with the prospectus dated March 23, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

Current Report on Form 8-K

On September 7, 2011, we filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”). The text of such Form 8-K is attached hereto.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 8, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: September 7, 2011

Date of earliest event reported: September 7, 2011

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

OfficeMax Incorporated (the “Company”) will participate in the Goldman Sachs Annual Global Retailing Conference on September 7, 2011 where it will update its outlook for the third quarter and second half of 2011 as follows:

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The Company now anticipates that total company sales for the third quarter of 2011 will be slightly lower than the third quarter of 2010, including the favorable impact of foreign currency translation.

•

In line with the Company’s previous guidance, the Company anticipates that total Company sales for the second half of 2011 will be slightly higher than the prior-year second half, including the favorable impact of foreign currency translation and the benefit of the additional fiscal week in the fourth quarter.

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Additionally, the Company continues to anticipate that for both the third quarter and second half of 2011, the adjusted operating income margin rate will be flat to slightly higher than the respective prior-year periods.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the press release included as Exhibit 99.1 to this filing. Exhibit 99.1 is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	OfficeMax Incorporated Press Release dated September 7, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2011

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel

EXHIBIT INDEX

Number	Description

Exhibit 99.1	OfficeMax Incorporated Press Release dated September 7, 2011

Exhibit 99.1

OfficeMax
263 Shuman Blvd.
Naperville, IL 60563

News Release

Media Contact	Investor Contacts
Bill Bonner	Mike Steele	Tony Giuliano
630 864 6066	630 864 6826	630 864 6800

OFFICEMAX UPDATES THIRD QUARTER AND SECOND HALF 2011 GUIDANCE

OFFICEMAX TO PRESENT TODAY AT GOLDMAN SACHS

ANNUAL GLOBAL RETAILING CONFERENCE

NAPERVILLE, III., September 7, 2011 – OfficeMax® Incorporated (NYSE: OMX) today announced that, as part of its presentation today at the Goldman Sachs Annual Global Retailing Conference, it plans to update its outlook for the third quarter and second half of 2011.

Ravi Saligram, President and CEO of OfficeMax, said, “Against the backdrop of difficult macroeconomic conditions, we are experiencing a soft Back-to-School season driven by a price conscious consumer and weaker technology sales. Consequently, we are continuing to focus on providing products that are a good value, as well as managing gross margins and costs in the third quarter and second half of the year.”

OfficeMax now anticipates that total company sales for the third quarter of 2011 will be slightly lower than the third quarter of 2010, including the favorable impact of foreign currency translation.

In line with the company’s previous guidance, OfficeMax anticipates that total company sales for the second half of 2011 will be slightly higher than the prior-year second half, including the favorable impact of foreign currency translation and the benefit of the additional fiscal week in the fourth quarter. Additionally, OfficeMax continues to anticipate that for both the third quarter and second half of 2011, the adjusted operating income margin rate will be flat to slightly higher than the respective prior-year periods.

A live audio webcast of the presentation can be accessed today at 10:45 a.m. Eastern Time (9:45 a.m. Central Time) via the Internet by visiting the OfficeMax website at investor.officemax.com. The webcast will be archived and available online until October 7, 2011 and will be posted on the “Presentations” page located within the “Investors” section of the OfficeMax website.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that the macroeconomy will perform within the assumptions underlying its projected outlook; that its initiatives will be successfully executed and produce the results underlying its expectations, due to the uncertainties inherent in new initiatives, including customer acceptance, unexpected expenses or challenges, or slower-than-expected results from initiatives; or that its actual

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results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company that may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 25, 2010, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work. The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to businesses and individual consumers. OfficeMax customers are served by approximately 30,000 associates through direct sales, catalogs, e-commerce and nearly 1,000 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.

All trademarks, service marks and trade names of OfficeMax Incorporated used herein are trademarks or registered trademarks of OfficeMax Incorporated. Any other product or company names mentioned herein are the trademarks of their respective owners.

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